UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
April 11, 2007
Date of Report (Date of earliest event reported)
USI Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-50041	13-3771733
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)
555 Pleasantville Road, Suite 160 South
Briarcliff Manor, NY 10510
(Address of principal executive offices)
(914) 749-8500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
SIGNATURES

Item 7.01. Regulation FD Disclosure.
     On January 15, 2007, Compass Acquisition Holdings Corp., a Delaware corporation (“Parent”) formed by GS Capital Partners VI, L.P. (“GSCP”), and Compass Merger Sub Inc., a Delaware corporation (“Merger Sub”) formed by Parent, entered into an agreement and plan of merger (the “Merger Agreement”) with USI Holdings Corporation pursuant to which Merger Sub will merge with and into USI Holdings Corporation (the “Merger”). USI Holdings Corporation will be the surviving company of the Merger. Unless the context otherwise requires or otherwise indicates, references to “USI Holdings,” “we,” “our,” “us” and “the company” refer to USI Holdings Corporation and its consolidated subsidiaries, which are being acquired pursuant to the Transactions (as described herein). Unless otherwise indicated, financial information identified as “pro forma” gives effect to the Transactions. The term “senior notes” refers to the senior floating rate notes due 2014. The term “senior subordinated notes” refers to the senior subordinated notes due 2015. The term “notes” refers to the senior notes and the senior subordinated notes.
     The offerings of the notes, the initial borrowings under our new senior secured credit facility, the equity investment by GSCP and its affiliates in our parent companies, the Merger and other related transactions are collectively referred to in this current report as the “Transactions.”
     The Company hereby furnishes the following information regarding its business that was prepared in connection with the financing activities related to the Transactions.
     As provided in General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. By furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.
“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
     This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements made relating to the Transactions described in this Current Report or to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.
     Some of the important factors that could cause actual results to differ materially from our expectations are more fully disclosed below and elsewhere in this Current Report, as well as in our most recent Annual Report on Form 10-K, including, without limitation, in conjunction with the forward-looking statements included in this Current Report. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise required by law.

Company Overview
     We are a leading distributor of property and casualty insurance and employee benefits products. For each of the past five years, we have been one of the top ten largest insurance brokers in the United States (according to Business Insurance, as measured by annual U.S. brokerage revenues). Through our network of 66 local offices in 18 states, strong customer relationships and broad product offerings, we believe we are one of only a few insurance brokers who have national scale while maintaining a strong local market presence.
     We focus on servicing the needs of middle-market businesses, which we define as companies with 20 to 1,000 employees or annual revenues of approximately $5 million to $250 million. We believe these businesses are underserved by the highly fragmented U.S. insurance brokerage industry. While the vast majority of the over 30,000 brokers and agents that primarily cater to small and mid-sized businesses focus on either property and casualty, or P&C, insurance or employee benefits products, we have a competitive advantage in that we offer a broad range of P&C insurance and employee benefits products through a single point of contact. This allows small to mid-sized businesses, whose buying decisions are often made by a single executive, to purchase all of their P&C insurance and employee benefits products through one insurance brokerage firm.
     Our revenue mix is well-balanced between P&C insurance and employee benefits products. Approximately 56.4% of our revenues for the year ended December 31, 2006, were from P&C insurance and approximately 43.6% were from employee benefits products. We believe this balance provides us with a competitive advantage, including the ability to cross-sell products, over insurance brokerage firms that focus primarily on either P&C insurance or employee benefits products.
     We originate sales opportunities through a number of channels. As of December 31, 2006, our primary distribution was through 423 retail insurance sales professionals who focus on selling products to new and existing clients on a direct basis. In addition, as of December 31, 2006, we employed 92 sales professionals who sell through alternative distribution channels, including professional associations and affinity groups, worksite marketing and wholesale through other insurance brokers. Our products and services, as well as distribution channels, are outlined below:
Retail Insurance Brokerage
     In the retail insurance brokerage channel, we act as an intermediary between clients seeking insurance coverage and insurance companies accepting insurance risk. In this channel, we place P&C insurance, including commercial property and general commercial liability, workers’ compensation, surety bonds, professional liability products and personal liability. In addition, we place employee benefits products and related services, including individual and group medical, life, disability and dental insurance.

Revenues generated from the placement of products through the retail insurance brokerage channel accounted for approximately 69.7% ($384.3 million) of our total consolidated revenues for the year ended December 31, 2006.
Alternative Distribution
■	Association and endorsed products. We place professional P&C insurance and employee benefits products through various affinity marketing channels. These channels include trade, professional and alumni associations that offer various insurance products to their members. Revenues generated through affinity marketing channels accounted for approximately 10.8% ($59.5 million) of our total consolidated revenues for the year ended December 31, 2006.

■	Workplace benefits. We administer annual employee benefits enrollment functions for clients under our brand name Univers Workplace Benefits™. Our primary revenue source for this channel is the commissions we earn on voluntary supplementary insurance products, such as life and disability insurance purchased by our clients’ employees. Revenues generated from these sales accounted for approximately 8.5% ($46.9 million) of our total consolidated revenues for the year ended December 31, 2006.

■	Specialty wholesale. In this channel, we act as an intermediary between retail insurance brokers seeking insurance coverage for their clients and insurance companies accepting insurance risk. We distribute small group employee benefits on a wholesale basis and specialty P&C wholesale insurance products such as pharmaceutical product liability, professional liability, long-term care and non-standard physicians coverage through other insurance brokers. We operate under the Emerson Reid & Company brand name for wholesale benefits and under the AJ Renner brand name for wholesale P&C. Revenues generated from the wholesale channel accounted for approximately 5.8% ($32.1 million) of our total consolidated revenues for the year ended December 31, 2006.

■	Retirement. Retirement covers a broad spectrum of consulting and administration services related to retirement plans and employee benefits plans. These services include plan design, compliance, communication and administration for defined contribution and defined benefit retirement plans and other employee benefits plans. Revenues generated from these services accounted for approximately 5.2% ($28.8 million) of our total consolidated revenues for the year ended December 31, 2006.
     We focus on striking a balance between managing our business at a national level in order to deliver strong and consistent management throughout our operations and maintaining a presence at a local level to understand and meet the needs of our clients. Our senior management at the corporate level has standardized our policies and procedures and implemented common performance metrics, compensation scales and best practices to promote consistent performance throughout our organization. However, we delegate day-to-day management responsibility to our regional and operating management teams, enabling them to be more responsive to our clients’, insurance carriers’ and employees’ needs. This has enabled us to offer a consistently high level of client service, maximize overall cross-selling opportunities and improve operating performance. As of December 31, 2006, we had 3,018 employees spread throughout various metropolitan regions of the United States, including 515 sales professionals whose primary responsibilities are to originate sales opportunities and service existing clients.
Industry Overview
     The four largest insurance brokers, Marsh & McLennan Companies, Inc., Aon Corporation, Willis Group Holdings Limited and Arthur J. Gallagher & Co., dominate the service provided to companies in the Fortune 1000. The remaining segment of the U.S. insurance brokerage industry is highly fragmented and local in nature, with over 30,000 brokers and agents primarily catering to small and mid-sized businesses.
Property and Casualty Insurance Market
     Retail insurance brokers principally serve businesses, public institutions and individual clients by placing P&C insurance coverage on their behalf with insurance carriers, or insurers, and providing risk management services. Through their knowledge of the insurance markets and strong relationships with insurers, insurance brokers assist their clients by negotiating competitive rates and policy terms and conditions. Insurance brokers also serve as a distribution channel for insurers and often perform much of the administrative and customer service functions that insurers would have to otherwise perform were they to sell insurance coverage directly. Insurance brokers, especially those who operate in the middle market, are typically compensated through commissions paid by insurers on the premium volume that they place. Brokers can also be paid on a fee basis for their insurance placement and other risk management services.
     In general, net written premiums in the P&C insurance market demonstrate a resistance to price volatility, as most small and mid-sized businesses maintain budgets for their insurance coverage purchases. As a result, during periods of declining premium rates known as soft markets, insurance buyers tend to reduce deductibles, increase their limits of coverage and purchase new coverage, resulting in relatively consistent premiums from year to year. During periods of increasing premium rates known as hard markets, customers generally try to maintain their overall insurance cost by reducing coverage, self-insuring some risks and maintaining higher deductibles. During the period from 1966 to 2005, total P&C net insurance premium volume on a dollar basis in the United States increased annually by an average of 8.1%, according to A.M. Best. Insurance brokerage firms that focus on small to mid-sized businesses have historically grown revenues at a higher rate than the four largest insurance brokers due to their ability to increase market share in a more fragmented market and the fact that their compensation is principally commission based and thus tends to increase with premium levels.
Employee Benefits Market
     Employee benefits brokers and consultants principally serve businesses and their employees by providing access to individual and group medical, life and disability insurance products and services. In addition to functioning as a distributor, employee benefits brokers and consultants also provide advice on benefit plan design. Through single source solutions for employee benefits insurance, consulting and administration needs, middle-market businesses can fully outsource their employee benefits program design, management and administration without committing the time and cost of in-house staff or investing substantial capital in systems.
     Demand for employee benefits products and services is largely driven by employment levels in the economy. Pricing for these products and services is also driven by medical cost inflation. During the period from 1966 to 2005, total private health insurance premium volume on a dollar basis in the United States exhibited positive growth every year and increased annually by an average of 11.5%, according to the National Health Expenditure Accounts, a publication of the United States Department of Health and Human Services. Over the years, the design and implementation of employee benefits programs have become significantly more sophisticated. For example, competition for executives, legislation affecting employee compensation and retirement planning have required businesses to offer new and creative programs to attract and retain talent. As businesses continue to face pension deficits, healthcare costs and the constantly changing regulatory environment, demand is growing for brokers and consultants who can navigate the evolving landscape and mitigate the burdens of medical cost inflation and an overall aging workforce. As such, the employee benefits industry provides strong growth opportunities.
Our Strengths
Leading Distributor of Insurance Products and Services to Small and Mid-Sized Businesses
     We currently have over 60,000 small and mid-sized business clients and focus primarily on middle-market businesses. We are one of only a few insurance brokers with national scale that offer a broad array of P&C insurance and employee benefit products and target this market segment. The balance of the middle market is served by local and regional firms. We believe our product offerings, our commitment to the middle market and our size position us as a leading provider to this market segment.
Single Distribution Point for a Wide Range of Insurance Products and Services
     We believe that the breadth of insurance products and related services we deliver through a single point of client contact is unique within our industry among those who focus on middle-market businesses. Middle-market businesses require expertise in all areas of risk management and employee benefits, as well as other related areas, such as executive benefit programs, retirement plans, investment management and benefits enrollment and communications. Historically, middle-market businesses have partnered with multiple providers for this broad array of products and services. By offering a wide range of products through a single point of client contact, we simplify the purchase process, which results in strong customer relationships and maximizes our cross-selling opportunities.
Diversified Revenue Mix
     For the year ended December 31, 2006, our total revenue base was diversified on multiple fronts. As discussed above, we are well balanced from a product perspective with approximately 56.4% of our consolidated revenues coming from P&C insurance and approximately 43.6% from employee benefits products. We are currently organized into eight geographic regions, with no particular region representing more than 20.0% of our retail revenue base for the year ended December 31, 2006. Our Northwest region accounted for approximately 8%, our Midwest region accounted for approximately 10%, our Northeast region accounted for approximately 10%, our New England region accounted for approximately 9%, our Midatlantic region accounted for approximately 13%, our Southeast region accounted for approximately 11%, our Southwest region accounted for approximately 20% and our California region accounted for approximately 19% of our retail revenue base for the year ended December 31, 2006. On a pro forma basis, based on pro forma revenue for annualized acquisitions as disclosed in our 10-K for the year ended December 31, 2006, our Northwest region accounted for approximately 15%, our Midwest region accounted for approximately 9%, our Northeast region accounted for approximately 9%, our New England region accounted for approximately 9%, our Midatlantic region accounted for approximately 12%, our Southeast region accounted for approximately 10%, our Southwest region accounted for approximately 19% and our California region accounted for approximately 17% of our retail revenue base. We also sell our products through four alternative distribution channels that cross geographic lines. Revenues generated by our ten largest clients accounted for approximately 7.0% of net commissions and fees for the year ended December 31, 2006. As of December 31, 2006, we had 515 sales professionals, with no single sales professional generating more than 1.4% of our net commissions and fees and no office representing more than 5.5% of our total revenue base. We believe that the breadth and diversity of our products, customers, geographic reach and distribution reduce the volatility of our revenue base and provide multiple potential sources of growth.
Strong Cash Flow Generation and Low Capital Expenditures
     We generate substantial operating cash flow due to our growing levels of cash provided by operating activities and relatively low capital expenditures. From 2004 to 2006, our average annual net cash provided by continuing operating activities before cash interest expense and cash income tax was $79.5 million, while average annual capital expenditures was $11.1 million. We expect capital expenditures to remain low as a percentage of total revenues, which for the year ended December 31, 2006 was 2.1% of revenue, as we continue to effectively manage our minimal capital expenditures needs.
Experienced Senior Management
     We have an experienced and proven senior management team that has an average of over 20 years of experience in the middle-market insurance brokerage industry. Our Chairman, President and Chief Executive Officer, David Eslick, has over 26 years of experience in the insurance brokerage industry.
Our Strategies
Maximize organic revenue growth. We seek to maximize organic growth opportunities by pursuing the following key initiatives:
▪	Cross-selling. We believe we have a competitive advantage over other insurance brokerage firms as a result of our balanced mix of products, which enables us to serve as a single source for a business customer’s insurance needs. We believe cross-selling enables us to increase organic revenue growth and improve client retention. Approximately 80% of our top 15 accounts and approximately half of our top 400 accounts have been sold products across two or more product categories. Our culture, organizational structure and sales force incentives have been developed to motivate our sales professionals to cross-sell our broad range of products and services.

▪	Increased specialization within our property and casualty insurance business. While our employee benefits business is relatively differentiated through value-added services, we have found that focusing on specific industries within the P&C insurance market generates sales opportunities by capitalizing on the expertise and recognition we develop in those industries. We have found that our specialized P&C insurance sales professionals are more productive than their non-specialized counterparts, as measured by revenues per sales professional. We have identified ten industries in P&C that we are currently focused on with sales professionals engaged throughout our Company. We intend to increase our specialization and focus additional resources to improve our expertise in these industry practices. The identified industries are as follows: Construction & Surety, Real Estate, Marine & Energy, Healthcare, Bio Tech, Transportation, Equipment Rental, Professional Liability, Not for Profit, and Entertainment.

▪	Increased focus on sales force retention, recruiting and management. We seek to grow organically through incentivizing and consistently managing our sales professionals. Our competitive commission-based compensation package is designed to retain and attract sales professionals. As a direct result, we improve customer retention and drive our sales professionals to generate new business. In addition, we have developed internal standards for sales force management processes for our operations. These standards better enable us to actively manage our sales force through assistance in the generation of new business, cross-selling opportunities and retention of existing clients.
Improve operating efficiencies. We expect to realize continued improvement in operating margins through the standardization of management and practices throughout our organization. We establish target expense ratios for all of our offices and manage the size of these operations to optimize cost structure. We share comparative efficiency metrics across our company with department leaders and have created incentives for field management by tying their compensation to margin improvement. At the corporate level, we also continue to implement technology improvements and automation to improve operational visibility.
Pursue select strategic acquisitions. Our core acquisition strategy will focus primarily on opportunistic acquisitions. We maintain an active pipeline of potential acquisition candidates and intend to review these opportunities on a selective basis for those that offer economies of scale to our local operations. We have a disciplined, due diligence intensive program to evaluate, execute and integrate acquisitions.
The Merger
     On January 15, 2007, Compass Acquisition Holdings Corp., Compass Merger Sub Inc. and USI Holdings Corporation entered into the Merger Agreement, pursuant to which the parties agreed to the Merger, subject to the terms and conditions therein. At the effective time of the Merger, each share of our common stock outstanding immediately prior to the Merger (other than shares held in treasury or by any of our respective subsidiaries, any shares acquired by Compass Acquisition Holdings Corp. or its parent immediately prior to the effective time of the Merger pursuant to equity rollovers or other agreements with holders of shares, if any, and shares held by stockholders, if any, who have properly demanded statutory appraisal rights) will be cancelled and converted into the right to receive $17.00 in cash, without interest and less any applicable withholding tax. The Merger was approved by our stockholders holding at least a majority of our common stock outstanding at a special meeting held on March 29, 2007.
     The cash consideration paid in the Merger will be financed by borrowings under our new senior secured credit facility, the issuance of the notes offered hereby, the cash equity investments described above and cash on hand.
     Immediately following consummation of the Transactions, all of the issued and outstanding capital stock of our parent company Compass Investors Inc., will be held by the GS Funds. This structure will be achieved through a series of equity contributions expected to occur concurrently with the Merger.

Compass Acquisition Holdings Corp. and Compass Investors Inc., which we refer to as our “parent companies,” have been formed for the purpose of consummating the Transactions.
     At the effective time of the Merger, each outstanding option for common stock of USI Holdings Corporation, whether or not then vested, will be cancelled and converted into the right to receive an amount of cash (less applicable withholding and without interest) equal to the product of (a) the number of shares of our common stock subject to such option, multiplied by (b) the excess, if any, of $17.00 over the exercise price per share of common stock subject to such option. Notwithstanding the foregoing, certain members of our management and key employees will be given the opportunity to roll their options to purchase common stock of USI Holdings into options to purchase common stock of Compass Investors Inc.
     At the effective time of the Merger, each outstanding restricted share of common stock of USI Holdings Corporation held by an employee, will vest and become free of all restrictions immediately prior to the Merger and will be cancelled and converted into the right to receive an amount of cash (less applicable withholding and without interest) equal to $17.00 per share.
     Following the consummation of the Transactions, we expect that Compass Investors Inc. will implement an equity incentive plan and may offer shares of its common stock to our management and key employees.

Sources and Uses
     The following table illustrates the estimated sources and uses of funds relating to the Transactions based on our indebtedness levels as of December 31, 2006. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Transactions, depending on several factors, including differences from our estimate of fees and expenses and any changes made to the sources of the contemplated debt financings.

Sources	(In millions)
Revolving Credit Facility (1)	$—
Term Loan B (2)	525.0
Senior Notes	225.0
Senior Subordinated Notes	200.0
Equity contribution (3)	485.3

Total sources	$1,435.3

Uses
Equity Consideration (4)	$1,027.0
Repaying Existing Debt (5)	358.3
Fees and Expenses (6)	50.0

Total uses	$1,435.3

(1)	Upon the closing of the Transactions, we will enter into a $100.0 million senior secured revolving credit facility with a six year maturity, which will not be funded on the closing date of the Transactions (excluding $5.6 million in outstanding letters of credit).

(2)	Upon the closing of the Transactions, we will enter into a $525.0 million senior secured term loan facility with a seven year maturity.

(3)	Consists of equity contributed by investment funds associated with or designated by GS Funds. In addition, certain members of our management and key employees will be given the opportunity to roll their existing options to purchase common stock of USI Holdings into options to acquire common stock of Compass Investors Inc. This amount is subject to change as a result of the outstanding debt as of the closing date. We currently anticipate that our outstanding debt at the closing date will be approximately $20 million less than at December 31, 2006.

(4)	The holders of outstanding shares of our common stock will receive $17.00 in cash per share in connection with the Transactions. The holders of outstanding options to purchase shares of our common stock will receive an average of $5.84 in cash per option in connection with the Transactions. Assumes 58,499,625 million shares of common stock outstanding and 5,560,776 options as of March 20, 2007.

(5)	Assumes the payoff of our existing senior credit facilities, including approximately $308.3 million outstanding under the existing term loan and $50.0 million outstanding under the existing revolving credit facility as of December 31, 2006. Excludes $20.7 million of notes issued in connection with acquisitions and $1.8 million of capital lease obligations that will remain outstanding after consummation of the Transactions. We currently anticipate that our outstanding debt at the closing date will be approximately $20 million less than at December 31, 2006.

(6)	Reflects our estimate of fees and expenses associated with the Transactions, including placement and other financing fees, advisory fees, transaction fees paid to GSCP and its affiliates, and other transaction costs and professional fees, including $30.0 million in advisory fees and $20.0 million in financing fees.

Risks Related to Our Indebtedness
Our substantial indebtedness could adversely affect our financial health and our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from fulfilling our obligations under the notes or other debt obligations.
     After completing the Transactions, we will have a significant amount of indebtedness. On a pro forma basis as of December 31, 2006 after giving effect to the Transactions, our total indebtedness would have been $972.5 million, including the notes (including $22.5 million of notes issued in connection with acquisitions and capital lease obligations). We also would have had an additional $100.0 million available for borrowing under our revolving credit facility at that date. The following chart shows our level of indebtedness and certain other information on a pro forma basis as of December 31, 2006 after giving effect to the Transactions.

Pro Forma as
of
December 31,
2006
(Dollars in
millions)
Revolving credit facility (1)	$—
Term loan B (2)	525.0
Senior notes	225.0
Senior subordinated notes	200.0
Other existing debt(3)	22.5

Total indebtedness	$972.5

(1)	Upon the closing of the Transactions, we will enter into a $100.0 million senior secured revolving credit facility with a six year maturity, which will not be funded on the closing date of the Transactions (excluding $5.6 million in outstanding letters of credit).

(2)	Upon the closing of the Transactions, we will enter into a $525.0 million senior secured term loan facility with a seven year maturity.

(3)	Consists primarily of notes issued in connection with acquisitions and capital leases.
Our substantial indebtedness could have important consequences for you, including:
▪	making it more difficult for us to make payments on the notes, including our repurchase obligations;

▪	increasing our vulnerability to general economic and industry conditions;

▪	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities, execution of our business strategy and other general corporate purposes;

▪	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our senior secured credit facilities and the senior notes, will be at variable rates of interest;

▪	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

▪	placing us at a competitive disadvantage compared to our competitors with less debt;

•	limiting our ability to, or increasing our costs to, refinance indebtedness;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•	limiting our ability to hire additional sales professionals; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.
     The indentures governing the notes and the senior credit agreement contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of all of our indebtedness.
     We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our senior secured credit facilities and the indentures relating to the notes. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.
     Our pro forma cash interest expense for the twelve months ended December 31, 2006 would have been $91.0 million. At December 31, 2006, on a pro forma basis, we would have had $750.0 million of debt with floating rates. A 1% increase in the average interest rate would increase annual interest expense by approximately $7.5 million.
Despite current indebtedness levels, we and our subsidiaries may still be able to incur significant additional amounts of debt. This could further exacerbate the risks associated with our substantial indebtedness.
     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures do not fully prohibit us or our subsidiaries from doing so. Our revolving credit facility will permit borrowings of up to $100.0 million and our credit facilities will provide for additional incremental borrowings of up to $200.0 million, upon certain conditions. The actual amount we will be permitted to borrow under the incremental facilities may change. All of those borrowings and any other secured indebtedness permitted under the senior credit agreement and the indentures would be effectively senior to the notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we now face would increase. In addition, the indentures governing the notes do not prevent us from incurring obligations that do not constitute indebtedness.
Our debt agreements contain restrictions that limit our flexibility in operating our business.
     Our senior secured credit agreement and the indentures governing the notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries’ ability to, among other things:
•	incur additional indebtedness or issue preferred stock;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans or advances;

•	repay subordinated indebtedness (including the senior subordinated notes);

•	engage in certain transactions with affiliates; and

•	amend material agreements governing our subordinated indebtedness, including the senior subordinated notes.
     In addition, under the senior secured credit agreement, we will be required to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants could result in a default under the senior secured credit agreement. Upon the occurrence of an event of default under the senior secured credit agreement, the lenders could elect to declare all amounts outstanding under the senior secured credit agreement to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior secured credit agreement could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the senior secured credit agreement. If the lenders under the senior secured credit agreement accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay the senior secured credit agreement, as well as our unsecured indebtedness, including the notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
     The following unaudited pro forma condensed consolidated financial statements have been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of USI Holdings Corporation. The unaudited pro forma condensed consolidated statements of income give effect to the Transactions as if they had occurred on January 1, 2006. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on December 31, 2006. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.
     The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.
     The Merger will be accounted for using purchase accounting. The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information and assumptions and will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements upon the closing of the Transactions will depend on a number of factors, including additional information available and our net assets on the closing date of the Transactions. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.
     The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this current report, we have not completed the valuation studies necessary to estimate the fair values of the assets we have acquired and liabilities we have assumed and the related allocation of purchase price. We have allocated the total estimated purchase price, calculated as described in Note (b) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet, to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and intangible assets that existed as of the closing date of the Transactions. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial statements, including a change to goodwill and a change to the amortization of intangible assets.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2006

	Historical	Adjustments		Pro Forma
	(Dollars in thousands)
Assets
Current assets:
Cash and cash equivalents	$36,683	$—	(a)	$36,683
Fiduciary funds—restricted	114,448	—		114,448
Premiums and commissions receivable, net of allowance for bad debts and cancellations of $9,743 and $7,300, respectively	284,815	—		284,815
Other	21,542	—		21,542
Deferred tax asset	11,694	—		11,694
Current assets held for discontinued operations	3,000	—		3,000

Total current assets	472,182	—		472,182
Goodwill	508,330	333,011	(b)	841,341
Other identifiable intangible assets	458,086	246,651	(b)	704,737
Accumulated amortization	(232,070)	232,070	(b)	—

Expiration rights and other intangible assets, net	226,016	478,721		704,737
Property and equipment, net	32,308	1,300	(c)	33,608
Other assets	3,310	—		3,310

Total Assets	$1,242,146	$813,032		$2,055,178

Liabilities and Stockholders’ Equity
Current liabilities:
Premiums payable to insurance companies	$298,026	$—		$298,026
Accrued expenses	75,621	—		75,621
Current portion of long-term debt	13,346	(13,346	)(a)	—
Other	14,039	—		14,039

Total current liabilities	401,032	(13,346)		387,686
Long-term debt	367,466	605,046	(a)	972,512
Deferred tax liability	25,782	176,465	(b)	202,247
Other liabilities	7,239	—		7,239
Other liabilities held for discontinued operations	225	—		225

Total Liabilities	801,744	768,165		1,569,909
Stockholders’ equity:
Common stock—voting—par $.01, 300,000 shares authorized; 59,226 and 58,308 shares issued, respectively	592	(592	)(a)	—
Additional paid-in capital	676,157	(190,888	)(a)	485,269
Accumulated deficit	(225,464)	225,464		—
Less treasury stock at cost, 827 and 620 shares, respectively	(10,883)	10,883		—

Less unearned compensation, restricted stock

Total Stockholders’ Equity	440,402	44,867		485,269

Total Liabilities and Stockholders’ Equity	$1,242,146	$813,032		$2,055,178

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a) Reflects the estimated sources and uses of cash for the Transaction as follows:

Sources:	(in thousands)
Revolving Credit Facility (1)	$—
Term Loan B (2)	525,000
Senior Notes	225,000
Senior Subordinated Notes	200,000
Equity contribution (3)	485,269

$1,435,269

Uses:
Equity Consideration (4)	$1,026,969
Repaying Existing Debt (5)	358,300

Fees and Expenses (6)
Advisory Fees	30,000
Financing Fees	20,000

50,000

$—

(1)	Upon the closing of the Transactions, we will enter into a $100.0 million senior secured revolving credit facility with a six year maturity, which will not be funded on the closing date of the Transactions (excluding $5.6 million in outstanding letters of credit).

(2)	Upon the closing of the Transactions, we will enter into a $525.0 million senior secured term loan facility with a seven year maturity.

(3)	Consists of equity contributed by investment funds associated with or designated by GS Funds. In addition, certain members of our management and key employees will be given the opportunity to roll their existing options to purchase common stock of USI Holdings into options to acquire common stock of Compass Investors Inc. This amount is subject to change as a result of the outstanding debt as of the closing date. We currently anticipate that our outstanding debt at the closing date will be approximately $20 million less than at December 31, 2006.

(4)	The holders of outstanding shares of our common stock will receive $17.00 in cash per share in connection with the Transactions. The holders of outstanding options to purchase shares of our common stock will receive an average of $5.84 in cash per option in connection with the Transactions. Assumes 58,499,625 million shares of common stock outstanding and 5,560,776 options as of March 20, 2007.

(5)	Assumes the payoff of our existing senior credit facilities, including approximately $308.3 million outstanding under the existing term loan and $50.0 million outstanding under the existing revolving credit facility as of December 31, 2006. Excludes $20.7 million of notes issued in connection with acquisitions and $1.8 million of capital lease obligations that will remain outstanding after consummation of the Transactions. We currently anticipate that our outstanding debt at the closing date will be approximately $20 million less than at December 31, 2006.

(6)	Reflects our estimate of fees and expenses associated with the Transactions, including placement and other financing fees, advisory fees, transaction fees paid to GSCP and its affiliates, and other transaction costs and professional fees, including $30.0 million in advisory fees and $20.0 million in financing fees.

(b)	The acquisition of USI will be accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” The following table sets forth the calculation and adjustments made related to the preliminary allocation of purchase price with respect to the acquisition.

(in thousands)
Purchase Price of Equity	$1,026,969
Estimated Acquisition Costs	50,000

Total	1,076,969

Net Assets Acquired	441,702

Estimated purchase price in excess of net assets acquired	$635,267

Estimated adjustments to net assets and liabilities acquired
Identifiable intangible assets (1)	461,433
Writeoff of deferred financing costs (2)	(2,712)
New deferred financing costs (3)	20,000
Deferred Income taxes, net (4)	(176,465)

(302,256)

Pro forma adjustment to Goodwill	$333,011

(1)	These unaudited pro forma financial statements reflect a preliminary allocation of goodwill, expiration rights and other intangible assets. The final purchase price allocation may result in a significantly different allocation of the purchase price than what is noted in these unaudited pro forma financial statements. The increase or decrease of the amount allocated to expiration rights or other intangible assets or the estimated life of these assets will impact the periodic amount of amortization expense in future periods. For purposes of these pro forma financial statements the fair values and estimated useful lives have been estimated using USI’s experience with similar acquired businesses and their related valuations and purchase price allocations.

	Average		Historical	Purchase
	Amortization	Estimated	Net Book	Accounting
	Period	Fair Value	Value	Adjustment
Intangible Assets:
Expiration Rights	12.7	672,016	210,702	461,314
Covenants Not to Compete	4	12,721	12,721	—

(2)	Adjustment to record the write-off of approximately $2.7 million of deferred financing costs associated with existing recorded debt of $358.3 million.

(3)	Adjustment to record estimated deferred finance charges of $20.0 million on expected debt of $997.5 million.

(4)	Adjustment to record the creation of a deferred tax liability based on the adjustment of intangible balances and deferred financing costs based on an effective tax rate of 43.6% as follows:

New Book Intangibles	704,737
Existing Tax Intangibles	300,000
Spread	404,737
Tax Rate	43.60%
Amount	176,465

(c)	Represents an allocation of consideration to internally developed technology at an estimated fair value of $1.3 million.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2006

	Historical	Adjustments		Pro Forma
		(Dollars in thousands)
Revenues
Net Commissions and Fees	$546,307	$—		$546,307 (a)
Investment Income	5,301	—		5,301

Total Revenues	551,608	—		551,608 (a)
Expenses
Compensation and Employee Benefits	310,617	—		310,617
Other Operating Expenses	136,828	—		136,828
Amortization of Intangible Assets	34,536	19,433	(b)	53,969
Depreciation	10,282	433	(b)	10,715
Interest	20,690	70,347	(c)	91,037
Margin Improvement Plan Expenses	—	—		—
Acquisition Integration Expenses	—	—		—
Early Retirement of Debt	2,093	619	(d)	2,712

Total Expenses	515,046	90,832		605,878
Income (Loss) From Continuing Operations Before Income Tax Expense (Benefit)	36,562	(90,832)		(54,270)
Income Tax Expense (Benefit)	15,953	(39,603	) (e)	(23,650)

Income (Loss) From Continuing Operations	20,609	(51,229)		(30,620)
(Loss) Income From Discontinued Operations, Net of Income Taxes	—	—		—

Net Income (Loss)	20,609	(51,229)		(30,620)

See Accompanying Notes to the Unaudited Pro Forma Consolidated Statements of Income

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

(a)	Our pro forma net commissions and fees and pro forma total revenues do not reflect the revenues of companies we acquired during 2006 or 2007 prior to their respective dates of acquisition.
(b)	Represents change in amortization based upon preliminary estimates of fair values and useful lives of identifiable tangible and intangible assets.

(c)	Reflects pro forma interest expense resulting from our new capital structure (using applicable LIBOR rates at April 9, 2007) as follows:

Year ended
December 31,
2006
Interest on new senior floating rate notes and senior subordinated notes (1)	$43,663
Interest on new senior term loan (2)	42,525
Commitment fee on revolving credit facility (3)	500
Amortization of new deferred financing costs (4)	2,758
Elimination of interest expense on existing credit facility (5)	(18,460)
Elimination of amortization of deferred financing costs (6)	(639)

Net adjustment to interest expense	$70,347

(1)	Assumes weighted average interest rate of 10.3% on the new senior notes and senior subordinated notes.

(2)	Assumes interest on the term loan of 8.1%.

(3)	Represents commitment fee of 0.5% on the assumed $100.0 million of undrawn balance of the senior secured revolving credit facility.

(4)	Reflects non-cash amortization of deferred debt issuance costs over the weighted average term of the acquisition debt of 7.3 years.

(5)	Reflects interest expense on the existing senior credit facilities recognized during the twelve months ended December 31, 2006.

(6)	Reflects the non-cash amortization of deferred financing costs recognized during the twelve months ended December 31, 2006.
A 1.0% change in interest rates would change the pro forma cash interest expense for the year ended December 31, 2006 by $7.5 million.
(d)	Pro forma adjustment to the early extinguishment of debt to reflect the Transactions occurring on January 1, 2006.

Year ended
December 31, 2006
Writeoff of the unamortized balance of deferred financing costs as of March 24, 2006 (7)	$(2,093)
Unamortized balance of deferred financing costs at January 1, 2006 (8)	2,712

Net adjustment to early extinguishment of debt	$619

(7)	Elimination of the recorded $2.1 million writeoff of the unamortized balance of deferred financing costs associated with the March 24, 2006 restructuring of our then existing senior credit facilities.

(8)	Pro forma adjustment of $2.7 million reflects the unamortized balance of deferred financing costs that would have been written off on 1/1/06, had the Transaction occurred on that date.
(e)	Assumes an effective tax rate of 43.6%.
Additional Financial Data
Our long term target operating margin is 26.0%. The following table presents additional financial data.

							Pro Forma
							Twelve
							Months
							Ended
	Year Ended December 31,						December
	2004		2005		2006		31, 2006
	(Dollars in thousands)
Other Financial Data:
EBITDA (1)	$61,173		$75,757		$107,397		$107,397
Capital expenditures	11,106		10,922		11,421		11,421
Ratio of earnings to fixed charges (2)	3.90	x	2.87	x	2.63	x	0.41	x

Pro Forma Balance Sheet Data:
Cash and cash equivalents							$36,683
Working capital							84,496
Total assets							2,055,178
Total debt (including current portion of long-term debt)							972,512
Total stockholders’ equity							485,269

Pro Forma Credit Statistics:
Adjusted EBITDA (1)							$146,672
Total net debt (3)							935,829
Ratio of total net debt to Adjusted EBITDA (3)							6.38	x
Cash interest expense (4)							88,278
Ratio of Adjusted EBITDA to cash interest expense							1.66	x
Ratio of Adjusted EBITDA less capital expenditures to cash interest expense							1.53	x

(1)	EBITDA, a measure expected to be used by management to measure operating performance, is defined as net income plus interest, taxes, depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. However, we believe EBITDA provides more comparability between the historical results of USI Holdings and results which reflect purchase accounting and the new capital structure. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures governing the notes and our new senior secured credit facility. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Exchange Act.
Historical and pro forma EBITDA and pro forma Adjusted EBITDA are calculated as follows:

				Pro Forma
				Twelve
	Historical			Months
	Year			Ended
	Ended December 31,			December 31,
	2004	2005	2006	2006
	(Dollars in thousands)
Net income (loss)	$8,301	$7,804	$20,609	$(30,620)
Interest expense, net (a)	8,531	15,036	22,783	93,749
Taxes	12,653	12,713	15,953	(23,650)
Depreciation & amortization (b)	31,688	40,204	48,052	67,918

EBITDA	$61,173	$75,757	$107,397	$107,397

Non-cash expenses (c)				12,324
Private equity transaction costs (d)				2,672
Non-recurring integration and related expenses (e)				2,785
California restructuring costs (f)				2,048
Discontinued operations (g)				256
Reduction in public company expenses (h)				4,583

Annualized adjustment for acquisitions (i)				14,607

Adjusted EBITDA				$146,672

(a)	Includes charge for early extinguishment of debt of $2.1 million and $2.7 million, respectively, for the year ended December 31, 2006 and the pro forma twelve months ended December 31, 2006.

(b)	Includes an impairment charge of $3.2 million in the fourth quarter of 2006.

(c)	Consists of (i) certain adjustments to accounts receivables of $3.2 million in our New York retail operation to write off accounts receivables that had been recorded in 2005 and prior and therefore are not indicative of 2006 actual results nor of results on a going forward pro forma basis, (ii) $2.4 million in our Univers Workplace BenefitsTM operation to reflect a change in accounts receivables estimation methodology and (iii) $6.7 million of adjustments to exclude non-cash stock option and restricted share unit expenses.

(d)	Includes one-time costs related to our pending acquisition by GSCP, including legal, special committee and advisory fees.

(e)	Includes one-time costs of $1.2 million in acquisition integration costs, including non-recurring expenses resulting from office closures, such as severance, leasehold write-offs and moving costs principally relating to the acquisition of Kibble & Prentice in the fourth quarter of 2006, and $1.6 million of non-recurring severance costs and consulting costs associated with our abandoned effort to consolidate our retail accounting operations in Dallas, Texas.

(f)	Includes $1.1 million of one-time costs to restructure certain of our California operations and $1.0 million for both the severance costs for the former chief operating officer of our California operations and the signing bonus for the subsequent replacement for that position.

(g)	Includes legal costs associated with businesses discontinued in 2005 and earlier that are expected to be non-recurring or negligible in 2007.

(h)	Consists of adjustments for known changes in public corporate expenses after consummation of the Transactions, including estimated savings on directors and officers insurance of $1.2 million, estimated savings as a result of a relatively smaller board of directors of $0.4 million, estimated savings of $3.0 million on external and internal audit fees (primarily compliance related to the Sarbanes-Oxley Act of 2002), corporate staff reductions and other public company savings (e.g., legal, investor relations and filing fees).

(i)	Reflects the annualized EBITDA for the five largest acquisitions we completed during fiscal 2006 (20 total acquisitions were completed in 2006 and 7 total acquisitions have been completed to date in 2007). The annualization adjustment for four out of the five largest acquisitions were based on actual reported EBITDA from their respective dates of acquisition through the end of 2006 to reflect the portion of the fiscal year before their respective dates of acquisition. For the largest acquisition, Kibble & Prentice, the stand-alone audited financial statements for its fiscal year ended May 31, 2006 were used to calculate an annualized EBITDA adjustment to account for the period prior to the date of acquisition by us in November 2006.
(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges include: interest expense, whether expensed or capitalized; amortization of debt issuance cost; and the portion of rental expense representative of the interest factor. The decrease in the pro forma ratio of earnings to fixed charges for the twelve months ended December 31, 2006 is primarily the result of pro forma adjustments of $19.4 million to amortization of intangible assets and $70.3 million to interest expense related to the Transactions, which lowered our pre-tax income and increased our total fixed charges.

(3)	Net debt is calculated as total pro forma debt less pro forma cash at December 31, 2006.
     Net debt, as defined in the senior secured credit agreement, is calculated as follows:

As of
December 31,
2006
(Dollars in
thousands)
Total pro forma debt	$972,512
Less: cash and cash equivalents	36,683

Net debt per the credit agreement and notes	$935,829

(4) Cash interest reflects total GAAP interest expense less non-cash amortization of deferred financing costs.
Reconciliation of 2005 Adjusted EBITDA

$ in millions	2005
Net Income	$7.8

Addback:
Amortization of intangible assets	30.6
Depreciation	9.7
Interest	15.0
Early Extinguishment of Debt	—
Income tax expense	12.7

EBITDA	$75.8

Addback:
Loss from discontinued operations, net	10.2

Integration Efforts[1]	$8.6
Margin Improvement[2]	8.1
Other Charges[3]	—
Non-Cash Changes in Equity	—
Accounting Adjustments[4]	6.1
Sarbanes-Oxley Compliance	—
Industry Investigations	2.4
Total One-time Charges	$22.8

Adjusted EBITDA	$111.2
Adjusted EBITDA Margin	21.9%

Depreciation	9.7

Adjusted Operating Income	$101.5
Adjusted Operating Income Margin	19.7%

[1]	Includes charges relating to elimination of redundant positions, renegotiating sales professionals’ and executives’ contracts, early termination of lease commitments and relocation of corporate offices from San Francisco to New York.

[2]	Includes charges relating to employee severance and related benefits, facilities closures, modification of sales professionals’ agreements and service contract terminations.

[3]	Includes charges relating to a service agreement amendment, officer resignations and retirements, establishment of a self-insurance plan liability, write-off of uncollectible receivables and termination of a strategic marketing agreement with a technology company.

[4]	Adjustment to revenues related to a change in accounting estimate for direct bill revenues.
Our Segments
     As a result of the pending Merger, we are in the process of evaluating the existing structure of our operating segments with our expected new owners in accordance with SFAS No. 131. In particular, following the close of the transaction, we anticipate providing more detailed operating results to new ownership and our chief operating decision maker, including a breakdown of components of our insurance brokerage business that sell through certain retail and alternative distribution channels, which we had not previously segregated and separately disclosed. We plan to conclude our review after the close of the transaction and as a result, it is possible that we will change our current operating segments in our future financial statements.

Liquidity and Capital Resources
Post Transactions
     After the consummation of the Transactions, we will be highly leveraged. As of December 31, 2006, on a pro forma basis, after giving effect to the Transactions, we would have had outstanding $972.5 million in aggregate indebtedness (including $22.5 million of notes issued in connection with acquisitions and capital lease obligations), with an additional $100.0 million of borrowing capacity available under our new revolving credit facility, which will be reduced on the closing date of the Transactions by $5.6 million in outstanding letters of credit. Our liquidity requirements will be significant, primarily due to debt service requirements. On a pro forma basis, after giving effect to the Transactions, our interest expense for the twelve months ended December 31, 2006 would have been $91.0 million.
     At December 31, 2006, on a pro forma basis, we would have had $750.0 million of debt subject to variable interest rates. A 1% increase in the average interest rate would increase annual interest expense by approximately $7.5 million.
     Senior Credit Facilities
     Overview. After consummation of the Transactions, our senior secured credit facilities will consist of a $525.0 million term loan facility and a $100.0 million revolving credit facility. After giving effect to the Transactions, USI Holdings Corporation will be the primary borrower under the senior secured credit facilities. The revolving credit facility will include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans, and will be available in U.S. dollars.
     Interest Rate and Fees. Borrowings under the senior secured credit facilities will bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of JPMorgan Chase Bank, N.A. and (2) the federal funds effective rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. We expect that the initial applicable margin for borrowings under the (1) term loan facility will be 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings and (2) revolving credit facility will be 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings. The applicable margin for borrowings under both the revolving credit facility and term loan facility may be reduced subject to our attaining certain leverage ratios.
     In addition to paying interest on outstanding principal under the senior secured credit facilities, we will be required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We must also pay customary letter of credit fees.
     Amortization. We are required to repay installments on the loans under the term loan facilities in quarterly principal amounts of 0.25% of their funded total principal amount for the first six years and three quarters, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facilities.
     Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, six years from the date of the closing of the senior secured credit facilities.
     Certain Covenants. The senior secured credit agreement will contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and our ability to:
•	incur additional indebtedness or issue preferred stock;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans or advances;

•	repay subordinated indebtedness (including the senior subordinated notes);

•	engage in certain transactions with affiliates; and

•	amend material agreements governing our subordinated indebtedness, including the senior subordinated notes.
     In addition, the senior secured credit agreement will require us to maintain a maximum total leverage ratio.
     The senior secured credit agreement will also contain certain customary affirmative covenants and events of default.
     Notes
     The indentures governing the senior notes and senior subordinated notes will limit our (and most or all of our subsidiaries’) ability to:
•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	sell certain assets;

•	create liens on certain assets to secure debt; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.
     Subject to certain exceptions, the indentures governing the senior notes and senior subordinated notes will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.
Contractual Obligations
     At December 31, 2006, on a pro forma basis, after giving effect to the Transactions, our total contractual cash obligations relating to short-term and long-term debt would have been $2,119.6 million, of which $252.0 million would have been payable in 2007, an aggregate of $476.7 million would have been payable in 2008 and 2009, an aggregate of $443.7 million of which would have been payable in 2010 and 2011 and an aggregate of $942.2 million would have been payable after 2011. All contractual obligations in respect of acquisitions outstanding at December 31, 2005 were satisfied in the three months ended March 31, 2006.
     On a pro forma basis, after giving effect to the Transactions, our interest expense for the twelve months ended December 31, 2006 would have been $91.0 million.
     At December 31, 2006, on a pro forma basis, we would have had $750.0 million of debt subject to variable interest rates. A 1% increase in the average interest rate would increase pro forma annual interest expense by approximately $7.5 million (assuming that interest rates stay fixed at the December 31, 2006 rates and that we do not prepay any such debt).
     At December 31, 2006, on a pro forma basis, we would have had an additional $200.0 million of fixed rate Senior Subordinated Notes due 2015.
Quantitative and Qualitative Disclosures About Market Risk
     Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest, foreign currency exchange rates and equity prices. At December 31, 2006, on a pro forma basis, after giving effect to the Transactions we would have had $750.0 million of debt with floating rates. A 1% increase in these floating rates would increase future interest expense by approximately $7.5 million per year (assuming that interest rates stay fixed at the December 31, 2006 rates and that we do not prepay any such debt). We have had limited exposure to interest rate fluctuations historically. As a result we have not used interest rate hedging strategies in the past. However, given our increased exposure to volatility in floating rates after the Transactions, we expect to evaluate hedging opportunities and may enter into hedging transactions in the future.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 11, 2007

USI HOLDINGS CORPORATION
By:	/s/ ROBERT S. SCHNEIDER
	Name:	Robert S. Schneider
	Title:	Executive Vice President and Chief Financial Officer